Exhibit 99.2

ABN-AMRO
 Rules of the Share Investment and Matching Plan

ABN AMRO

Rules of the Share Investment and Matching Plan

ABN-AMRO
 Rules of the Share Investment and Matching Plan
Contents
1		Definitions	3
2		Election Process	9
3		Grant of Awards	10
4		Vesting and Retention of Awards	13
5		Take-overs, Reconstructions, Liquidations etc	15
		A Provisions applicable to Awards granted before 23 March 2006
		B Provisions applicable to Awards granted on or after 23 March 2006
6		Variation of Share Capital	17
8		Maturing Awards	18
8		Administration and Amendment	20
9		Miscellaneous	22

	Note:	Provisions marked [1] apply to Awards made before or after 23 March 2006
		Provisions marked [2] apply to Awards made on or after 23 March 2006

ABN-AMRO
 Rules of the Share Investment and Matching Plan
1	Definitions

1.1	In these Rules the following words and expressions shall have, where the context so admits, the following meanings:

“ABN AMRO Dealing Rules”	the Bank’s rules governing inside information on ABN AMRO shares;

“Associated Company”	any corporation in which the Company has a participation interest in the issued share capital of that corporation and which forms part of the Group within the meaning of Article 24(b) Book 2, Title 1 of the Dutch Civil Code;

“Award”	an Award of Investment Shares and a Matching Award subject to the terms as set out in this Plan;

“Award Certificate”	an Award Certificate in the form or forms agreed by the Relevant Board from time to time in respect of an Award;

“the Bank”	ABN AMRO Bank NV established in Amsterdam;

“Beneficiary”	the person or persons established according to the following order of priority

	i)	the Eligible Employee’s Spouse failing whom

	ii)	the Eligible Employee’s descendants known by the Plan Administrator to exist at the date of death, in equal shares per stirpes; failing whom

	iii)	the Eligible Employee’s forbears known by the Plan Administrator to exist at the date of death in equal shares per stirpes; failing whom

	iv)	the Eligible Employee’s beneficiary or beneficiaries (being his residuary legatees) under the terms of his will or other document as shall under local law govern the disposition of his property on his death under such local law as governs inheritance, failing whom

	v)	the Bank

ABN-AMRO
 Rules of the Share Investment and Matching Plan

“Blocked Bank Account”	a bank account in the name of a Participant with the Bank where his Investment Shares shall be deposited until the end of the Waiting Period or, if earlier until the Participant ceases to be an Eligible Employee or a Relevant Event occurs within Rule 5 and where his Matching Shares, if subject to a Retention Period, shall be deposited from the Vesting Date until the end of the Retention Period. For the avoidance of doubt any assets held in this bank account that are not subject to the terms of this Plan are not subject to the blocking restrictions that apply to Investment and Matching Shares acquired under this Plan and to dividends declared on those Shares;

“Bonus”	The pre tax and social security amount of any annual bonus to which a Participant may become entitled;

“the Company”	ABN AMRO Holding NV established in Amsterdam or, save for Rules 2, 3, and 8.3, such company as shall be at any time the “Acquiring Company” as defined in Rule 5[1];

“Control”[2]	in relation to a body corporate (“the Body Corporate”) the power of a person which is a member of that Body Corporate to secure:

(a) by the holding of shares or the possession of voting power in or in relation to the Body Corporate or any other body corporate; or

(b) by virtue of its right to appoint or remove a majority of the board of directors of that Body Corporate; or

(c) by virtue of any power conferred by the certificate of incorporation, statutes, articles of association, by laws, membership agreement or other document regulating the Body Corporate or any other body corporate that the affairs of the Body Corporate are conducted in accordance with the wishes of that person;

“Date of Award”	the date on which an Award, was or is to be granted to an Eligible Employee under the Plan (which will normally be the second Wednesday in March each year), or which is treated as being Awarded pursuant to Rule 3.5;

“Dealing Day”	a day on which Euronext is open for business;

“Eligible Employee”	an employee of any company within the Group who has been invited to participate by the Relevant Board;

ABN-AMRO
 Rules of the Share Investment and Matching Plan

“Euronext”	Euronext Amsterdam N. V. or its successor;

“Group”	the Company and its Associated Companies and the phrase “Group Company” shall be construed accordingly;

“Group Compliance Department”	the department delegated with the responsibility and authority to determine whether any proposed action or dealing by Eligible Employees and/or Participants is in accordance with the securities or company law or other regulations or code adopted by the Bank (including the ABN AMRO Dealing Rules) in line with such law or regulations;

“Injury, Sickness, Disability” the cessation of employment by an Eligible Employee because of injury, sickness or disability, provided that the Group Company who employs the relevant individual may request reasonable evidence that:

	i)	the individual has ceased his employment because he is incapable of performing it as a result of injury, sickness or disability; and

	ii)	the individual is for that reason likely to remain incapable of performing his employment for the foreseeable future;

“Investment Amount”	the amount used to purchase Investment Shares under this Plan

	(a)	in relation to Awards made to members of the Managing Board a percentage of the Bonus; and

	(b)	in relation to Awards made to all other Eligible Employees an amount of their Net Bonus as elected by the Eligible Employee,;

“Investment Election”	an election in the form or forms agreed by the Relevant Board from time to time, which must be completed by the Eligible Employee in order to participate in this Plan;

“Investment Shares”	Shares purchased by or on behalf of the Participant using the Investment Amount and held in the Blocked Bank Account subject to the terms of this Plan;

“Invitation”	an invitation in the form or forms agreed by the Relevant Board from time to time;

“Managing Board”	the Managing Board of the Bank or a duly constituted committee thereof at which a quorum is present;

ABN-AMRO
 Rules of the Share Investment and Matching Plan

“Market Value”	the volume weighted average share price of a Share as determined by trades on the Euronext on the relevant Date of Award or any other date on which market value is required to be determined for the purposes of this Plan and where the context requires aggregate or total Market Value shall be Market Value multiplied by such number of shares as is relevant in the circumstances[1]

“Matching Award”	a conditional and future right, subject to the terms of this Plan, to acquire Matching Shares at the end of the Waiting Period;

“Matching Shares”	Shares receivable at the end of the Waiting Period if the Matching Award Vests under this Plan;

“Net Bonus”	the Bonus after tax and social security thereon has been deducted or otherwise accounted for;

“New Award”	an Award over shares in the Acquiring Company (as defined in Rule 51) granted in consideration of the release of a Subsisting Award;

“NIC”	National Insurance Contributions;

“Participant”	any Eligible Employee who returns a duly completed Investment Election and receives an Award under this Plan;

“Performance Condition”	a condition or conditions (if any) which may be set by the Relevant Board which determine the extent to which the Matching Shares subject to an Award shall Vest in a Participant, as set out in the Award Certificate;

“this Plan”	this Share Investment and Matching Plan constituted and governed by the Rules with and subject to any amendments hereto properly effected from time to time;

“Plan Administrator”	any committee or individual delegated with the authority to administer the Plan;

“Redundancy”	the cessation of the employment or office by reason of:

(i) the cessation or intended cessation by an employing company of the business in which the relevant individual was employed; or

(ii) the cessation or reduction in the requirements of an employing company for employees to carry out work of a particular kind (including carrying out work in a particular location);

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 Rules of the Share Investment and Matching Plan

“Relevant Board”	the Supervisory Board in relation to Awards made or to be made to members of the Managing Board and in any other case, the Managing Board;

“Release Date”	(a) In the case of Investment Shares the Vesting Date or, if earlier, the date the Participant ceases to be an Eligible Employee or on the occurrence of a Relevant Event under Rule 5;

(b) in the case of Matching Shares (under a Vested Matching Award) which are or are deemed to be subject to a Retention Period the date on which the Retention Period ends; and

(c) in the case of all other Matching Shares under Vested Matching Award, the Vesting Date and the expressions “Release” and “Released” shall have corresponding meanings;

“Relevant Service”	in the case of a Participant who ceases to be an Eligible Employee in circumstances in which Rule 4.1.4 applies, a period equal to the number of complete months in the Waiting Period during which he was an Eligible Employee;

“Retention Period”	(a) For all Vested Matching Shares of Participants who, at the relevant Dates of the Matching Awards in respect of such Matching Shares were members of the Managing Board;

(b) For all Participants who are members of the Managing Board on a Vesting Date (whether or not they had been at the Date of Grant); and

(c) For any other Matching Awards which specify at their Dates of Award that the Matching Shares deriving there from shall be subject to a Retention Period;

the period beginning on the Vesting Date and ending on the first to occur of

(a) the expiration of the period of 5 years (or such shorter period as may be specified at the Date of Award) from the Vesting Date;

(b) the date that a relevant Participant ceases to be a member of the Managing Board; and

(c) the date of a Relevant Event within Rule 5 which accelerates the Vesting (in whole or in part)[2] of the subsisting Awards of all Participants under this Plan;

ABN-AMRO
 Rules of the Share Investment and Matching Plan

“Retirement”	the cessation of (active) employment by reason of retirement at the time at which the relevant individual is entitled to retire (whether by statute or by contract) or at such other age as may be agreed by the Group Company which employs the relevant individual, for example early retirement;

“Rules”	the rules of the Plan as the same may be amended from time to time and "Rule” shall be construed accordingly;

“Share”	an ordinary share of Euro 0.56 (or its equivalent in any successor currency) in the capital of the Company which is, was or will be fully paid on issue;

“Spouse”	the Eligible Employee’s spouse or, in the case of an Eligible Employee who is not married, the unmarried partner of the Eligible Employee, if any, who fulfils the following conditions:

	i)	is not the father, mother, brother, sister, son, daughter, grandson, granddaughter, nephew, niece or cousin of the Eligible Employee; and

	ii)	has entered into a partner or cohabitation contract with the Eligible Employee before a notary public or in accordance with similar civil partnership arrangements under applicable law[1] and the Plan Administrator has been notified by the Eligible Employee of the notarised or other civil partnership[1] contract and, where requested, been provided with a copy thereof

“Subsisting Award”	an Award which has been granted and which has not lapsed, been surrendered or been Released;

“Supervisory Board”	The Supervisory Board of the Company or a duly authorised committee thereof at which a quorum is present;

“Vesting Date”	(a) if no Performance Conditions are attributable to an Award the date specified in the Award Certificate as the Vesting Date (which shall, unless the Relevant Board specifies otherwise at the Date of Award, be the second Wednesday in March in the year falling three years after the year in which the Date of Award fell); and

(b) if an Award is made subject to a Performance Condition the date on which the Relevant Board shall determine that such Performance Condition has been satisfied in whole or in part in accordance with its terms

ABN-AMRO
 Rules of the Share Investment and Matching Plan

provided that if there shall be a Relevant Event which causes the acceleration of the Vesting of Awards (in whole or in part)[2], the Vesting Date shall be the date of that Relevant Event and the expression “Vest”, “Vesting” and “Vested” shall have corresponding meanings;

“Waiting Period”	If a Matching Award is subject to Performance Conditions the Waiting Period shall be the period over which such Performance Conditions must be satisfied. If no Performance Conditions are applicable to the Matching Shares comprised in an Award the Waiting Period shall be the period from the Date of Award to the Vesting Date;

1.2	In these Rules, except insofar as the context otherwise requires:

(i)	words denoting the singular shall include the plural and vice versa;

(ii)	words importing a gender shall include every gender and references to a person shall include bodies corporate and unincorporated and vice versa;

(iii)	headings and captions are provided for reference only and shall not be considered as part of the Plan.

ABN-AMRO
 Rules of the Share Investment and Matching Plan
2	Election Process

2.1	The Bank may:

2.1.1	issue Invitations to Eligible Employees inviting them to elect to use part of their Bonus to purchase Shares and to apply for an Award. The Invitation shall specify:

	i.	the name of the Eligible Employee to whom the Invitation is made;

	ii.	the Investment Amount for members of the Managing Board;

	iii.	the minimum and maximum Investment Amount for Eligible Employees who are not members of the Managing Board;

	iv.	the terms of the investment;

	v.	the number of Matching Shares that will be subject to a Matching Award for each Investment Share purchased by or on behalf of the Eligible Employee, (as determined by the Relevant Board from time to time);

	vi.	the Waiting Period;

	vii.	the Retention Period (if any) for Vested Matching Shares;

	viii.	details of Performance Conditions (if any) that apply to the Vesting of the Matching Awards; and

	ix.	the closing date for return of the Investment Election

2.2	Invitations may be issued and/or Awards may be granted to Eligible Employees at any time when under local securities, company or other regulations Invitations are permitted to be sent out or Awards are permitted to be granted

2.3	Each Eligible Employee who has been invited to apply for an Award pursuant to Rule 2.1.1 above, may, before the closing date stated, apply for an Award by completing and returning the Investment Election to be received on or before the closing date stated.

2.4	Where the Relevant Board chooses to impose a Performance Condition in respect of a Matching Award, then the Performance Condition shall:

2.4.1	be notified to Eligible Employees on the Invitation and on the Award Certificate;

2.4.2	not be capable of amendment or waiver unless events happen during the Waiting Period which cause the Relevant Board to consider that the Performance Condition has ceased to be appropriate and/or a fair measure of performance, where upon the Relevant Board may at any time amend, relax or waive the Performance Condition, provided that in the reasonable opinion of the Relevant Board any varied Performance Condition is materially no more difficult to satisfy than when originally imposed or last amended as the case may be.

2.5	For the avoidance of doubt:

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 Rules of the Share Investment and Matching Plan

2.5.1	where Matching Awards are granted subject to a Performance Condition, different Performance Conditions may apply to individual Eligible Employees or to categories of Eligible Employees as the Relevant Board shall, in its discretion, determine.

2.5.2	The Relevant Board may in its discretion specify different maximum and minimum Investment Amounts for individual Eligible Employees or categories of Eligible Employees.

ABN-AMRO
 Rules of the Share Investment and Matching Plan
3	Grant of Awards

3.1	An Award may be made by the Relevant Board to Eligible Employees under this Plan whenever it is permissible to do so. Such Awards will normally be made on the second Wednesday in March each year.

3.1.1	A duly completed Investment Election must have been received in order for such an Award to be made and then only if:

	a)	that person is still an Eligible Employee at the Date of Award; and

	b)	the part of the Bonus payable in cash to the Participant, to which the Investment Election relates, is sufficient to cover the aggregate of the; whole of the Investment Amount, all relevant tax and social security due on the full amount of the Bonus i.e. before the deduction of the Investment Amount but after any other agreed or required deductions such as bonus deferrals under the Bank’s KEEP Plan. If the portion of the Bonus payable in cash is not sufficient to meet these deductions in full then the Investment Election will be withdrawn by the Company and no Award will be made to the Participant in respect thereof.

3.2	All Matching Awards made to Eligible Employees who are members of the Managing Board at the Date of Award shall require Vested Matching Shares under such Matching Awards to be subject to a Retention Period. Other Matching Awards may, in the discretion of the Relevant Board require Vested Matching Shares thereunder to be subject to a Retention Period. Matching Shares acquired under a Matching Award to an Eligible Employee who was not a member of the Managing Board at the Date of Award but who is such a member as at the Vesting Date shall be subject to a Retention Period and shall be deemed to have been required to be subject to such Retention Period as from the relevant Date of Award without any further action or determination being required.

3.3	Once an Investment Election has been submitted by an Eligible Employee and received by the Company the Eligible Employee cannot withdraw from participation in the Plan and the Investment Amount cannot be amended, subject to rule 3.1.1 above.

3.4	For the avoidance of doubt no payment will be required from the Participant in relation to either a Matching Award or the acquisition of Matching Shares under such Matching Award on Vesting, (other than tax or social security liability that may arise in relation to the Award of Investment Shares or in relation to the grant or Vesting of a Matching Award or the related Bonus).

3.5	Where the circumstances noted in Rule 5 apply, New Awards may be granted in consideration for the release of Awards previously made under the Plan. Such New Awards are deemed to be equivalent to the old Awards and to have been made within the terms of this Plan.

3.6	No Award (whether of the Investment Shares or the Matching Award comprised in such Award) may be transferred, assigned or charged and any purported transfer, assignment or charge shall be void ab initio. Each Award Certificate shall carry a statement to this effect. For the avoidance of doubt, this Rule 3.6 shall not prevent the Award of a deceased Participant being transferred to the Beneficiary within the terms of these Rules.

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 Rules of the Share Investment and Matching Plan

3.7	An Award Certificate shall be despatched as soon as practicable after the Date of Award to each Participant which shall specify the number of Investment Shares and Matching Shares (subject to Vesting) comprised in or subject to the Award and the Performance Condition (if any) attached to the Vesting of the Matching Award.

3.8	To the extent that it is lawful to do so, an Award or part thereof may be made subject to a condition that any liability of a Group Company to pay secondary NIC in respect of an Award shall be the liability of the relevant Participant and payable by that Participant in accordance with Rule 7.5 provided that the Relevant Board may in its discretion at any time or times release the Participant from this liability or reduce his liability hereunder unless an election in the form envisaged in Paragraph 3 (B)(1) of Schedule 1 to the UK Social Security Contributions and Benefits Act 1992 has been entered into between the relevant Group Company and that Participant and that election does not allow for such an election to be subsequently varied.

3.9	No Award may be made under this Plan after the tenth anniversary of the approval of the Plan by the shareholders of the Company on 29 April 2004.

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 Rules of the Share Investment and Matching Plan
4	Vesting and Retention of Awards

4.1	Subject to each of the succeeding sections of this Rule 4 and Rule 7 below any Subsisting Awards shall Vest and the appropriate number of Matching Shares subject to a Matching Award shall become Vested Shares of the Participant or, if deceased, of his Beneficiary in whole or in part at the time of or at any time following the occurrence of the earliest of the following events:

4.1.1	the Vesting Date;

4.1.2	an event governed by Rule 5 (Part A or Part B as appropriate)1 if, under the terms of Rule 5, Subsisting Awards become Vested (in whole or in part)2 as a result of that event;

4.1.3	the Participant ceasing to be an employee of the Group by reason of Death prior to the Vesting Date. In such a case the whole of the Award will Vest and the Investment Shares and the Matching Shares deriving from such Vested Matching Award (whether or not subject to a Retention Period) will be Released as soon as possible to the Participant’s Beneficiary;

4.1.4	If a Participant before the Vesting Date shall cease to be an Eligible Employee due to Injury, Sickness, Disability, Redundancy or Retirement then the number of Matching Shares to which the Matching Award relates which would otherwise become Vested Matching Shares on the Vesting Date shall be adjusted by multiplying such number by the number of complete months of Relevant Service and dividing the result by the number of months in the Waiting Period (adjusted as necessary where that Waiting Period has been shortened under Rule 5). Any balance of the Matching Award shall lapse.

4.2	A Matching Award shall lapse on the earliest of any of the following events:

4.2.1	where the Participant ceases prior to the Vesting Date to be an employee of the Group for any reason other than those referred to in 4.1.2 to 4.1.4 above.

4.2.2	On the date on which the Supervisory Board has determined that the Performance Condition (if any) attached to the relevant Award has not been satisfied in respect of a Vesting Period;

4.2.3	the date of lapse determined in accordance with Rule 5 (Part A or Part B as appropriate)[1];

4.2.4	the surrender of the Award by the Participant.

4.3	For the avoidance of doubt Investment Shares belong beneficially to the Participant as from the date of Award but are restricted from transfer. They are not forfeitable in any circumstances and will be released on the Release Date (together with any dividends and cash equalisation amounts in relation to dividends which have accrued on the Investment Shares prior to the Release Date) or as soon as practicable thereafter, whether or not the related Matching Shares under the related Matching Award are subject to a Retention Period following Vesting;

4.4.1	If no Retention Period is specified or deemed to exist by virtue of Rule 3.2 the Matching Shares derived on Vesting from a Matching Award shall (subject to all

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 Rules of the Share Investment and Matching Plan

deductions) be transferred to the Participant or at his direction as soon as practicable on or after the Release Date.

4.4.2	Subject to Rule 7.5.1 and if Vested Matching Shares are subject to a Retention Period they will be deposited in the Participants Blocked Bank Account as from the Vesting Date until the Release Date. During the Retention Period the Participant is not permitted to withdraw or transfer the Matching Shares unless he ceases to be an Eligible Employee or an event within Rule 5 occurs. The Matching Shares will be released on the Release Date (subject to all deductions) together with any accrued dividends thereon and cash equalisation amounts (if any) in relation to dividends.

4.5	Subject to Rule 4.7 the Investment Shares shall be placed in the Participant’s Blocked Bank Account from the Date of Award for the Waiting Period. During the Waiting Period the Participant is not permitted to withdraw or transfer the Investment Shares unless he ceases to be an Eligible Employee or an event within Rule 5 occurs provided in the latter case that the Matching Shares under the related Matching Award Vest as a result of the same.

4.6	Any dividends paid by the Company on:

4.6.1	the Investment Shares over the period from Award to the Release Date, and

4.6.2	the Matching Shares over the period from the Vesting Date to the Release Date.

will together with any cash equalisation amounts in relation to dividends be held in the Blocked Bank Account and be transferred to the Participant on the relevant Release Date.

4.7	In the event that a liability for income tax and/or social security in respect of the Matching Awards shall arise earlier than the Vesting Date, then the Relevant Board may, in its discretion, permit the early Release from the Blocked Bank Account of such number of Investment Shares as have a value equal to the amount of such liability and such Investment Shares may be applied or disposed of in accordance with Rule 7 in order to settle such liabilities.

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 Rules of the Share Investment and Matching Plan
5	Take-overs, Reconstructions, Liquidations etc[1]

A: Provisions applicable to Awards granted before 23 March 2006

5A.1

Subject only to Rules 5A.4 and 5A.5 but otherwise notwithstanding anything in the Plan to the contrary; the Vesting Date of all Subsisting Awards and the end of the Retention Period shall be accelerated on the occurrence of a Relevant Event (as defined in Rule 5A.2) such that all such Awards shall Vest in full on the day the Relevant Event takes effect, and/or any Vested Matching Shares subject to a Retention Period shall be Released and any Performance Conditions relevant to such Subsisting Awards shall be deemed to have been met in full;

5A.2

For the purposes of these Rules a Relevant Event means a tender offer for the Company’s Shares, the adoption of a plan of merger, a Controlled Merger (as defined in Rule 5A.3 below), the consolidation, reconstruction or liquidation under which either a majority of the Company’s Shares would be eliminated or the Company would become a subsidiary of another Company or a sale of substantially all of the Company’s assets.

5A.3	For the purposes of these rules a Controlled Merger means a merger or similar transaction under which;

5A.3.1	the Company is not under the control of another company; and

5A.3.2	the persons and other bodies who, immediately prior to the merger in aggregate held 100% of the Company’s Shares then in issue, hold on and as a result of the merger less than two thirds of the Company’s Shares in issue immediately on that merger or similar transaction taking effect.

5A.4

The Supervisory Board and the Managing Board may jointly in their discretion resolve, before a Relevant Event, to cancel any or all Awards upon the occurrence of that Relevant Event and provide for the payment to Award Holders in cash of an amount equal to the Market Value of the Investment Shares and Vested or unvested Matching Shares subject to such Awards at the close of business on the Dealing Day immediately preceding the date such Relevant Event takes effect. For the avoidance of doubt if the Supervisory Board and the Managing Board do not jointly agree to such a resolution being made then this Rule 5A.4 shall not apply.

5A.5

If as a result of a Relevant Event a company has obtained control of the Company the Participants may, if that other company (“the Acquiring Company”) so agrees release within a period specified by the Acquiring Company (being not less than 28 days nor more than 90 days from the date of change of such Relevant Event) any Subsisting Awards he holds in consideration of a new Award (“the New Award”) on terms which satisfy Rule 5A.6.2 by the Acquiring Company over shares in the Acquiring Company and if at the end of the specified period an Award has not been released in consideration of a New Award, it shall lapse.

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5A.6.1

A New Award issued in consideration of the release of an Award shall be evidenced by an Award Certificate which shall import the relevant provisions of these Rules. A New Award shall for all the purposes of the Plan be treated as having been acquired at the same time as the corresponding released Award.

5A.6.2

In the event of a release of a Subsisting Award to obtain a New Award the total Market Value of the shares subject to the New Award immediately after the release shall be equal to the aggregate Market Value immediately before the release of the Investment Shares, contingent Matching Shares which were subject to the Award Holder’s released Award and any accrued Shares which had been received as dividends on Investment Shares and held in the Blocked Bank Account;

5A.7

If as a result of a Relevant Event an Acquiring Company will obtain control of the Company, then the Supervisory Board and the Managing Board may jointly in their discretion resolve that no Award will give rise to Vested Shares and Released Shares as a result of Rule 5A.1 providing that if the Acquiring Company does not make an offer to exchange all Subsisting Awards with New Awards on terms which satisfy Rule 5A.6.2 within 30 days of the Relevant Event then the resolution shall cease to be effective and Rule 5A.1 shall apply as if no such resolution had been passed. For the avoidance of doubt, if the Supervisory Board and the Managing Board do not jointly agree to such a resolution being made then this Rule 5A.7 shall not apply, in addition this Rule 5A.7 does not affect the date on which an Award lapses under Rule 4.2.

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5	Take-overs, Reconstructions, Liquidations etc[2]

B. Provisions applicable to Awards made on or after 23 March 2006

5B.1	Subject to Rule 5B.2 but otherwise notwithstanding anything in the Plan to the contrary:

5B.1.1	on the occurrence of a Relevant Event (as defined in Rule 5B.1.2):

a)	in the case of Matching Shares subject to Subsisting Awards which are not subject to a Performance Condition, the Vesting Date and the end of the Retention Period shall be accelerated on the occurrence of that Relevant Event such that all such Subsisting Awards shall Vest in full on the day the Relevant Event takes effect and/or any Vested Matching Shares subject to a Retention Period shall be Released. All related Investment Shares shall be Released at the date of the Relevant Event or as soon as practicable thereafter

b)	in the case of Matching Shares subject to Subsisting Awards which are subject to a Performance Condition, the Vesting Date shall be accelerated to end on the day the Relevant Event takes effect, and such Matching Shares shall, subject to Rule 5B.1.4, Vest on the date of the Relevant Event to the extent that the Performance Condition (if any) has been satisfied to the date of such Vesting and shall lapse as to the balance. All related Investment Shares shall be Released at the date of the Relevant Event or as soon as practicable thereafter

c)	in the case of Matching Shares which had Vested prior to the date of the Relevant Event but are subject to a Retention Period at the date of the Relevant Event shall be Released at the date of the Relevant Event or as soon as practicable thereafter.

5B.1.2	for the purposes of these Rules a Relevant Event means

	a)	a change in Control of the Company where a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares: or

	b)	a transaction sanctioned by a court involving a compromise or arrangement in connection with the acquisition of Shares, or

	c)	the adoption of a plan of merger with another company or companies or other transaction which in the opinion of the Supervisory Board has a substantially similar affect as a merger; or

	d)	the consolidation, reconstruction or liquidation under which either a majority of the Company’s Shares would be eliminated or there would be a change in Control of the Company; or

	e)	a sale of substantially all of the Company’s assets.

5B.1.3	The Supervisory Board may in its discretion resolve, before a Relevant Event, to cancel any or all Awards upon the occurrence of that Relevant Event and provide for

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 Rules of the Share Investment and Matching Plan

the payment to each Subsisting Award Holder in cash of Aggregate Market Value at the close of business on the Dealing Day immediately preceding the date such Relevant Event takes effect, of:

a)	the number of: that Award Holder’s Investment Shares, Vested Matching Shares subject to a Retention Period, Matching Shares subject to Subsisting Awards which are not subject to a Performance Condition and any accrued Shares which had been received as dividends on Investment Shares and held in the Blocked Bank Account; and

b)	such number of that Award Holders Matching Shares subject to Subsisting Awards which are subject to a Performance Condition as would, but for the resolution under this Rule 5B.1.3, have Vested in accordance with this Rule 5B

5B.1.4	the Supervisory Board shall determine the extent to which the Performance Condition (if any) applicable to Matching Shares comprised in an Award has been satisfied over the period beginning on the first day of the relevant performance period and ending on the date the Relevant Event takes effect in the manner specified in the Performance Condition or, if this is not specified in the Performance Condition, in such manner as it considers to be reasonable having regard to its assessment of performance over that shortened period and may also in its discretion determine the extent (if any) to which there should be a reduction or further reduction on a time apportionment basis to the number of Matching Shares which are to Vest having regard to the length of that shortened period as compared to the original performance period.

5B.2

If as a result of a Relevant Event a company (“the Acquiring Company”) will obtain Control of the Company, then the Supervisory Board may in their discretion resolve that no Award will give rise to Vested Shares or Released Shares as a result of Rule 5B.1 and that each Subsisting Award (Matching Shares and Investment Shares) will be automatically exchanged for a New Award as described in Rule 5B.3. Performance Conditions (if any) which applied to original Matching Share Awards will apply to the New Matching Share Awards, subject to such adjustments as the Supervisory Board considers reasonable to take account of the circumstances and affect of the Relevant Event and the exchange of Awards, PROVIDED that if the Acquiring Company does not make an offer to exchange all Subsisting Awards with New Awards on terms which satisfy Rule 5B3 within 30 days of the Relevant Event then the resolution shall cease to be effective and Rule 5B.1 shall apply as if no such resolution had been passed.

5B.3.1	In the event of a resolution under Rule 5B.2 Subsisting Awards shall, if the Acquiring Company so agrees be released within a period specified by the Acquiring Company (being not less than 28 days nor more than 90 days from the date of change of Control) in consideration of a new Award (“the New Award”) on terms which satisfy Rule 5B.3.3 granted by the Acquiring Company over shares in the Acquiring Company.

5B.3.2 A	New Award issued in consideration of the release of an Award shall be evidenced by an Award Certificate which shall import the relevant provisions of these Rules. A New Award shall for all the purposes of the Plan be treated as having been acquired at the same time as the corresponding released Award.

5B.3.3	In the event of a release of a Subsisting Award to obtain a New Award the aggregate market value of the shares subject to the New Award immediately after the release

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 Rules of the Share Investment and Matching Plan

shall be equal to the Aggregate Market Value immediately before the release of the Investment Shares, contingent Matching Shares which were subject to the Award Holder’s released Award and any accrued Shares which had been received as dividends on Investment Shares and held in the Blocked Bank Account.

5B.4

For the avoidance of any doubt the Supervisory Board’s exercise of discretions and other powers reserved to it by Rule 5B apply to all Subsisting Awards under this Plan whether such Awards are held by members of the Managing Board or otherwise.

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 Rules of the Share Investment and Matching Plan
6	Variation of Share Capital

6.1	In the event of any variation of the share capital of the Company, including, but without prejudice to the generality of the preceding words, any demerger, capitalisation or rights issue or any consolidation, sub-division or reduction of capital or in such other circumstances as the Managing Board with the consent of the Supervisory Board considers appropriate the number of contingent Matching Shares subject to an unvested Matching Award may be adjusted (including retrospective adjustments) by the Plan Administrator.

6.2	Such adjustment shall be deemed to be effective, from the record date at which the respective variation applied to other shares of the same class as the Shares. Any Awards reaching their Vesting Date within that period shall be treated as having the benefit of the variation.

6.3	The Plan Administrator shall take such steps as it considers necessary to notify Participants of any adjustment made under Rule 6.1 and to amend the Award record consequent upon such adjustment.

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 Rules of the Share Investment and Matching Plan
7	Maturing Awards

7.1	Awards shall subject to and in accordance with the Peformance Condition (if any) in relation to Matching Shares[1], Vest on the Vesting Date automatically but both the transfer or allotment of Shares under the Plan shall be conditional on the appropriate consent being received from the Compliance Department.

7.2.1	Subject to Rule 7.5.1, where a Matching Award has Vested the relevant number of Matching Shares shall be allotted and issued credited as fully paid or (as the case may be) transferred to the Participant if there is no Retention Period or, if there is, to the Blocked Bank Account within 30 days of the Vesting Date, and the Company shall arrange for the delivery of definitive evidence of title in respect of the Matching Shares acquired or so held.

7.2.2	On the Release Date for the Investment Shares they will be transferred along with the accrued dividends thereon and any cash equalisation amounts in relation to dividends to the Participant or at his direction.

7.3	Save for any rights determined by reference to a record date preceding the date of allotment, such Matching Shares shall rank pari passu with the other shares of the same class as Shares then in issue.

7.4	For so long as Shares in the Company are listed on Euronext , the Company shall apply for the Matching Shares issued in respect of Matching Awards to be admitted to Euronext if they were not so admitted already.

7.5	If, in respect of any Participant, the employing company or any company in the Group shall be required by the law of any jurisdiction to deduct or withhold any amounts in respect of tax and/or social security and/or other liabilities in respect of or on account of that Participant’s liability for the same by reason of an Award granted to him (which shall include any liability to NIC arising pursuant to an election entered into under Rule 3.8), whether any such requirement arises at the Date of Award or at the Vesting Date or at the Release Date, or if the Participant shall be personally liable to account for tax and/or social security and/or other liabilities in respect of the Awards, then in any such case as specified by the Participant either:

7.5.1	the Participant shall grant to the Company, the irrevocable authority, as agent of the Participant and on his behalf, to sell and/or retain and sell subsequently and/or procure the sale of such number of Shares as is sufficient to realise net proceeds to enable the relevant Group company or employing company (as the case may be) to account for such amount of tax and/or social security and/or other liabilities and, in such circumstances, the Matching Shares issued or transferred to the Participant or to his Blocked Bank Account (as the case may be) upon his Matching Award becoming Vested Shares shall be reduced by the number of such Shares as have been sold or retained as mentioned above; or

7.5.2	the Participant shall pay to the Company or relevant employing company, as applicable, in such currency as may be required, the amount necessary to satisfy such liabilities.

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 Rules of the Share Investment and Matching Plan
7.6	For the avoidance of doubt:

7.6.1	where in relation to Rule 7.5 the liability to deduct or withhold falls on the employing company, Group Company or the Participant and the Participant opts in accordance with Rule 7.5.1 the Company, shall account to such employing company, Group Company or the Participant (as the case may be) with the net proceeds of sale for the Shares or an amount equivalent thereto in order to enable such liabilities to be settled and if, following such sale, there shall be any balance of the proceeds of sale not required to meet such liabilities, such balance shall either be transferred to the Participant or, (as the case may be) held in the Blocked Bank Account until the end of the relevant Retention Period.

7.6.2	if the Participant fails to specify either Rule 7.5.1 or Rule 7.5.2 or, if having specified Rule 7.5.2 fails to make the required payment within 15 days of the date of that exercise he shall be deemed for all purposes to have given an irrevocable authority on the Vesting Date within Rule 7.5.1.

7.7	The Company may, subject to Rule 7.8, in lieu of allotting or transferring Shares in accordance with Rule 7.2:

7.7.1	pay a Participant a cash sum equal to the value of the Vested Matching Shares subject to such Matching Award (calculated by reference to the Market Value of a Share on Euronext for the Dealing Day prior to the Vesting Date) less any amounts of tax, social security or other liabilities in respect of or on account of that Participant’s liability for the same by reason of such payment;

7.7.2	make such other arrangements, including arrangements with a third party broker, to facilitate a cashless transaction;

Provided that if a payment, is made to a Participant pursuant to this Rule 7.7, such Participant shall have no further rights in respect of the Matching Award.

7.8	Rule 7.7.1 shall in normal circumstances only be applied to facilitate the operation of the Plan in jurisdictions where, by reason of any one or more of regulatory requirements, securities laws, exchange control restrictions or similar requirements, laws or restrictions it is not permitted or is not practicable for a Participant to hold Shares and/or to transfer funds outside their jurisdiction.

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 Rules of the Share Investment and Matching Plan
8	Administration and Amendment

8.1	The Plan shall be administered by the Plan Administrator whose decision shall be final save where the Rules require a decision to be made by the Relevant Board. Any question concerning the interpretation of these Rules shall be determined by the Relevant Board and such decision shall be final and binding.

8.2	Participants shall be entitled to:

8.2.1	receive copies of accounts, circulars or notices sent to holders of Shares; and

8.2.2	exercise voting rights;

in relation to Investment Shares from the Date of Award and in relation to Matching Shares with a Retention Period as from the Vesting Date.

8.3	The Relevant Board may from time to time amend these Rules to benefit the administration of the Plan, to take account of changes in legislation or tax rulings or other clearances of any description, or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or Eligible Employees or for the Company or for any Group Company provided that:

8.3.1	no amendment shall be effective which would materially prejudice the interests of Participants in relation to Awards already granted to them unless such prior consent or sanction of Participants is obtained as would be required under the provisions for the alteration of class rights contained in the incorporation documents and governing statutes of the Company for the time being if the Shares to be allotted or transferred under this Plan constituted a separate but single class of shares and such Shares were entitled to such rights;

8.3.2	the Relevant Board may, subject to Rules 8.3.1 create sub-plans to this Plan in which it may make such amendments to the Rules as it considers necessary or desirable to operate the Plan in any jurisdictions in which Eligible Employees are situated and may implement such sub-plans in the form of schedules to the Plan applicable to the specified jurisdiction.

8.4	The cost of establishing and operating the Plan (including any duties arising on an issue or transfer of Shares to a Participant) shall be borne by the companies within the Group in such manner and in such proportions as the Relevant Board shall determine.

8.5	Any notice or other communication under or in connection with the Plan may be given by the Company either personally or by post or fax or e-mail, and to the Company either personally or by post, fax or e-mail (unless otherwise provided under the Plan) to the Plan Administrator, items sent by post and shall in the case of notices or communications to the Company be treated as received on the day actually received by the Company and in the case of notices from the Company shall be deemed to have been received 48 hours after posting.

8.6	The Relevant Board may exercise its discretion where it considers that it is necessary or desirable to do so, to provide that such Eligible Employees so designated by the Relevant Board shall receive awards comprising notional Investment Shares and

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future interests in notional Matching Shares which entitle them to receive a cash payment, such amounts will be subject to substantially the same terms as Awards subject to such modifications as considered appropriate by the Relevant Board. On the Vesting Date, or if relevant the last day of the Retention Period (as the case may be) he will be treated as if the notional Investment and Matching Shares comprised in the award were Shares and will receive, subject to any deductions in accordance with Rule 7, a payment equivalent to the Market Value per Share at the Vesting Date multiplied by the number of Investment and Matching Shares which would otherwise be due for Release,.

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 Rules of the Share Investment and Matching Plan
9	Miscellaneous

9.1	The rights and obligations of any individual under the terms of his employment with any Group Company shall not, except as specifically provided under the Plan, be affected by his participation in the Plan or any right which he may have to participate therein, and an individual who participates therein shall waive any and all rights to compensation or damages in consequence of the termination of his employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under the Plan as a result of such termination.

9.2	No part of this Plan shall form part of that Participant’s pensionable remuneration for the purposes of any pension scheme or similar arrangement which may be operated by any Group Company.

9.3	This Plan and any Awards or other benefits arising from it shall be governed by the law of The Netherlands.